Exhibit 99.B(h)(8)(E)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

April 30, 2007

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:          Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Directed Services, LLC (“DSL”), the Adviser to ING BlackRock Large Cap Growth Portfolio and ING Janus Contrarian Portfolio (the “Portfolios”), agrees that in order to increase the competitiveness of the established expense ratios of the Portfolios, DSL shall, from April 30, 2007 through May 1, 2009, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolios shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
	Classes
Name of Fund	Adviser	Institutional	Service	Service 2

ING BlackRock Large Cap Growth Portfolio	1.26%	0.66%	0.91%	1.06%

ING Janus Contrarian Portfolio	1.34%	0.74%	0.99%	1.14%

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Directed Services, LLC

		By:	/s/Todd Modic
Todd Modic
Vice President
Accepted:

By:	/s/Robert S. Naka
Robert S. Naka
Executive Vice President
ING Investors Trust